Exhibit 10.2

MCG CAPITAL CORPORATION

2009 Long-Term Incentive Program

On June 17, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of MCG Capital Corporation (the “Company”) recommended that the Board approve, and on July 23, 2009, the Board approved, this 2009 Long-Term Incentive Program (the “Plan”).

1.	Purpose of the Plan.

The Plan is intended to motivate executive management to provide superior performance over an extended period and to build long-term stockholder value.

2.	Eligibility.

All of the Company’s executive officers, within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and key, non-executive employees designated by the Committee (the “Participants”) are eligible to receive (i) an award of shares of restricted common stock, to be issued under the Company’s Amended and Restated 2006 Employee Restricted Stock Plan, for which forfeiture restrictions lapse in two tranches (A) upon the achievement of specified Company share price thresholds and (B) twelve months after the achievement of any applicable threshold set forth in clause (i)(A) (each, an “LTIP Restricted Stock Award”) and (ii) a bonus payable in cash in two tranches (A) upon the achievement of specified Company share price thresholds and (B) twelve months after the achievement of any applicable threshold set forth in clause (ii)(A) (each, an “LTIP Cash Bonus”).

Additional Participants may be added to this Plan at the discretion of the Committee.

Eligible Participants must be employed by the Company on the date the Company’s share price has reached the requisite share price milestone for the required period of time specified in Section 9 (each, a “Share-Price Satisfaction Date”) and the date that is twelve months following the Share-Price Satisfaction Date (each, a “Final Satisfaction Date”) in order to receive (i) without restriction, the full number of shares of common stock subject to the relevant portion of their LTIP Restricted Stock Award and (ii) the full relevant portion of their LTIP Cash Bonus under this Plan. Notwithstanding the foregoing, the Committee has broad discretion when determining whether or not to award a Participant an LTIP Restricted Stock Award or to pay an LTIP Cash Bonus.

An eligible Participant who ceases to be employed by the Company, other than as a result of termination by the Company for cause or as a result of a voluntary termination by the Participant: (i) after a Share-Price Satisfaction Date, but prior to the corresponding Final Satisfaction Date, will be entitled to receive immediately (A) the full number of shares of common stock subject to the relevant portion of their LTIP Restricted Stock Award and (B) the full relevant portion of their LTIP Cash Bonus under this Plan; or (ii) 60 days prior to a Share-Price Satisfaction Date, will be entitled to receive immediately after the applicable Share-Price Satisfaction Date (A) the full number of shares of common stock subject to the relevant portion of their LTIP Restricted Stock Award and (B) the full relevant portion of their LTIP Cash Bonus under this Plan. Notwithstanding the foregoing, with respect to (i) any Participant on an approved leave of absence on any Share-Price Satisfaction Date or Final Satisfaction Date, as the case may be; and (ii) any Participant who during the Plan Period (as defined below) becomes disabled and qualifies for benefits under the Company’s long-term disability plan, the Committee may, in its sole discretion and without any obligation to do so, determine to issue shares of restricted common stock subject to an LTIP Restricted Stock Award (or permit forfeiture restrictions to lapse thereunder) or pay an LTIP Cash Bonus to such a Participant under this Plan.

3.	Effective Date; Period Covered by Plan.

The Plan is effective as of July 23, 2009 and covers the three year period ending July 22, 2012 (the “Plan Period”).

4.	Administration.

This Plan will be administered by the Committee. The Committee shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to this Plan as it deems advisable. All decisions by the Committee shall be made in the Committee’s sole discretion and shall be final and binding on all Participants and all persons having or claiming any interest in this Plan. No member of the Committee shall be liable for any action or determination relating to or under this Plan.

5.	Determinations.

The criteria and goals discussed below are guidelines. The Committee shall have broad discretion to construe and interpret the terms of this Plan, to make adjustments or amendments to this Plan, to make determinations regarding the weighting or impact of any particular set of criteria or goals that have been satisfied, and to ultimately make determinations as to whether to award LTIP Restricted Stock Awards or LTIP Cash Bonuses. The Company has no obligation to make any payments until such time as the Committee makes such determination, in its sole discretion, regardless of whether the criteria and goals discussed below have been satisfied.

6.	Guidelines for LTIP Restricted Stock Awards.

The forfeiture restrictions applicable to the shares of restricted common stock subject to each LTIP Restricted Stock Award shall lapse according to the following schedule:

Share Price	Percentage of Shares of Restricted Common Stock Issued	% of Restricted Stock for which Forfeiture Provisions Lapse
		On Share-Price Satisfaction Date	12 Months after Share-Price Satisfaction Date
$3	25%	16.67%	8.33%
$4	50%	33.33%	16.67%
$5	75%	50.00%	25.00%
$6	90%	60.00%	30.00%
$7	100%	66.67%	33.33%

Immediately following each Share-Price Satisfaction Date, 100% of the shares of common stock subject to the relevant portion of each LTIP Restricted Stock Award may be issued to each eligible Participant, with 66 2/3% of the shares of common stock subject to such relevant portion of the applicable LTIP Restricted Stock Award becoming free from forfeiture on such Share-Price Satisfaction Date, subject to the Participant’s employment with the Company on such Share-Price Satisfaction Date. Immediately following each Final Satisfaction Date, the remaining 33 1/3% of the shares of common stock subject to the relevant portion of each LTIP Restricted Stock Award may become free from forfeiture, subject to the Participant’s employment with the Company on such Final Satisfaction Date.

Example

Eligible Employee “A” is awarded an LTIP Restricted Stock Award consisting of 1,000 shares of restricted common stock on July 23, 2009. On October 1, 2009, the Company’s share price has maintained a per share closing price in excess of $3.00, but below $4.00, for twenty consecutive trading days. After determination by the Committee, on October 1, 2009, Employee A is issued 250 shares of common stock, 167 shares of which are free from forfeiture restrictions. On September 30, 2010, the forfeiture restrictions applicable to the remaining 83 shares of common stock subject to Employee A’s LTIP Restricted Stock Award lapse, provided that on such Final Satisfaction Date, Employee A remains employed by the Company.

7.	Guidelines for LTIP Cash Bonuses.

In the event that the Company’s share price reaches predetermined price thresholds and subject to the discretion of the Committee, Participants will be eligible to receive their respective pro-rata portion of the dollar amount reserved by the Company for LTIP Cash Bonuses. Based on the Committee’s determination, LTIP Cash Bonuses are not earned until such time as the Company’s share price reaches $5.00, and the maximum payout is not earned until such time as the Company’s share price reaches $8.00. The table on Exhibit A attached hereto sets forth the aggregate LTIP Cash Bonus dollar amounts available for distribution to Participants at various share price thresholds under the Plan.

Immediately following each Share-Price Satisfaction Date, 66 2/3% of the relevant portion of each LTIP Cash Bonus earned may be paid to each eligible Participant, subject to the Participant’s employment with the Company on such Share-Price Satisfaction Date. Immediately following each Final Satisfaction Date, the remaining 33 1/3% of the relevant portion of each LTIP Cash Bonus earned may be paid to each eligible Participant, subject to the Participant’s employment with the Company on such Final Satisfaction Date.

Example

Eligible Employee “A” is awarded an LTIP Restricted Stock Award consisting of 10,000 shares of restricted common stock on July 23, 2009 and eligible Participants in the Plan are awarded LTIP Restricted Stock Awards consisting of an aggregate of 865,000 shares of restricted common stock. On October 1, 2009, the Company’s share price has maintained a per share closing price in excess of $5.00, but below $6.00, for twenty consecutive trading days. After determination by the Committee, on October 1, 2009, Employee A is paid $8,000, representing 66 2/3% of the relevant portion of the LTIP Cash Bonus earned by Employee A. On September 30, 2010, Employee A is paid $4,000, representing the remaining 33 1/3% of the relevant portion of the LTIP Cash Bonus earned by Employee A, provided that on such Final Satisfaction Date, Employee A remains employed by the Company.

8.	Dividend Eligibility.

Each Participant shall become eligible for dividends paid, if any, with respect to the shares of the Company’s common stock subject to their respective LTIP Restricted Stock Awards on the date that the shares subject to each such award are issued (i.e., on the applicable Share-Price Satisfaction Date).

9.	Share Price Thresholds.

Share price thresholds:

•	must be maintained for twenty consecutive trading days;

•	must be achieved within the Plan Period; and

•

shall be measured as the closing price of the Company’s common stock on the NASDAQ Global Select Market or on any national securities exchange on which the Company’s common stock is listed, as adjusted for stock splits, recapitalizations, combinations, reclassifications, spin-offs and the like. If no sales of the Company’s common stock are made on any particular day, the price of the Company’s common stock shall be the reported closing price for the next preceding day on which sales were made.

10.	Other Bonuses and Incentives.

Nothing in this Plan shall limit the discretionary authority of the Board or the Committee to approve and pay out additional or alternative bonuses to Participants or provide Participants additional or alternative incentives outside of the terms of this Plan.

11.	Acquisition of the Company.

This Plan shall terminate effective immediately prior to the closing of an Acquisition (as defined below) of the Company. Notwithstanding the foregoing, (i) all shares of common stock underlying the relevant portions of LTIP Restricted Stock Awards shall be issued to each Participant and the forfeiture restrictions applicable to such LTIP Restricted Stock Awards shall lapse in full and (ii) all applicable LTIP Cash Bonuses shall be paid in full, in each case on or prior to the closing of the Acquisition, assuming that the Price Per Share (as defined below) in the Acquisition shall be substituted for the applicable share price threshold without regard to any requirement that a share price threshold be maintained for twenty consecutive trading days.

“Acquisition” means (i) any merger or consolidation in which (A) the Company is a constituent party or (B) a subsidiary of the Company is a constituent party, and the Company issues shares of its capital stock pursuant to such merger or consolidation (except, in the case of both clauses (A) and (B) above, any such merger or consolidation involving the Company or a subsidiary in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 51% by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, of the parent corporation of such surviving or resulting corporation) or (ii) the sale or transfer, in a single transaction or series of transactions, of capital stock representing at least 51% of the voting power of the outstanding capital stock of the Company immediately following such transaction or (iii) the sale of all or substantially all of the assets of the Company, as defined under Section 271 of the Delaware General Corporation Law.

“Price Per Share” means:

•

with respect to any merger or consolidation, (i) the price per share paid in cash for each share of the Company’s common stock, together with the value of all of the consideration issued in respect of such shares, including, but not limited to, debt, deferred compensation rights or earn outs, or (ii) the market value of the per share consideration issued to the holders of shares of the Company’s common stock, together with the value of all of the consideration issued in respect of such shares, including, but not limited to, debt, deferred compensation rights or earn outs;

•

with respect to the sale or transfer, in a single transaction or series of transactions, of capital stock representing at least 51% of the voting power of the outstanding capital stock of the Company, the weighted average price per share paid for such shares; and

•

with respect to the sale of all or substantially all of the assets of the Company, the aggregate purchase price paid to the Company for such assets divided by the number of shares of the Company’s common stock then outstanding.

12.	Withholding Taxes.

The Company may deduct from any payment otherwise due to Participants under this Plan any amount required to be withheld by the Company under applicable federal, state, and local or other income and employment tax withholding laws and regulations. However, with respect to LTIP Restricted Stock Awards, the Company may not withhold shares of restricted common stock in satisfaction of such tax withholding, unless and until such withholding is approved under applicable laws and regulations. If the Company elects not to or cannot withhold such amounts from payments due to a Participant, each Participant must pay the Company the full amount, if any, required for withholding.

13.	Miscellaneous Provisions.

Non-Transferability of Rights

The Plan is not intended to create a right to an LTIP Restricted Stock Award or the payment of an LTIP Cash Bonus. The rights to any LTIP Restricted Stock Award or LTIP Cash Bonus under this Plan may not be sold, transferred, pledged, hypothecated or otherwise disposed of.

No Right to Continued Employment

The opportunity to receive an LTIP Restricted Stock Award or LTIP Cash Bonus under this Plan shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under this Plan.

Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, and each other provision of this Plan shall be severable and enforceable to the extent permitted by law.

Amendment and Termination

The Committee may amend or terminate this Plan or any portion thereof at any time.

Compliance with Internal Revenue Code Section 409A

This Plan and the share issuances and payments hereunder are not intended to be subject to Section 409 of the Internal Revenue Code, because all payments hereunder will be made within the “short-term deferral” period as described in the regulations under Section 409A. The Plan shall be interpreted and operated in a manner consistent with such intent. The Company shall have no liability to a Participant, or any other party, for any liability under Section 409A, regardless of whether the Plan is determined to be subject to Section 409A.

Compliance with the Investment Company Act of 1940

Notwithstanding the foregoing, no provision of the Plan shall contravene any portion of the Investment Company Act of 1940 (the “1940 Act”), and in the event of any conflict between a provision of the Plan and the 1940 Act, the applicable section of the 1940 Act shall control.

Governing Law

This Plan shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Virginia without regard to any applicable conflicts of laws.

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EXHIBIT A

Share Price	Aggregate Dollar Amount Reserved for Applicable Share Price Achieved
$3.00	$0
$4.00	$0
$5.00	$1,000,000
$6.00	$996,000
$7.00	$1,006,000
$8.00	$2,209,000